Exhibit 99.2

RF Acquisition Corp. Announces Closing of $100 Million Initial Public Offering

Delaware – March 28, 2022 – RF Acquisition Corp. (the “Company”) today announced that it has closed its initial public offering of 10,000,000 units, at a price of $10.00 per unit. The units are listed on the Nasdaq Global Market (“Nasdaq”) and began trading under the ticker symbol “RFACU” on March 24, 2022. Each unit consists of one share of Class A common stock, one redeemable warrant, with each whole warrant exercisable to purchase one share of Class A common stock of the Company at a price of $11.50 per share, and one right to receive one-tenth of one share of Class A common stock. After the securities comprising the units begin separate trading, the Class A common stock, warrants, and rights are expected to be listed on Nasdaq under the symbols “RFAC,” "RFACW," and “RFACR,” respectively

RF Acquisition Corp. is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. We have not selected any specific business combination target and we have not, nor has anyone on our behalf, engaged in any substantive discussions, directly or indirectly, with any business combination target with respect to an initial business combination with us.

RF Acquisition Corp. is led by Tse Meng Ng, the Company’s Chief Executive Officer and Chairman of the board of directors, and Han Hsiung Lim, the Company’s Chief Financial Officer. The Company's independent directors include Benjamin Waisbren, Simon Eng Hock Ong, and Vincent Hui Yang. The Company’s advisors include Chandra Tjan and Stephen Lee.

EarlyBirdCapital, Inc. acted as sole bookrunning manager of the offering.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on March 23, 2022. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained from EarlyBirdCapital, Inc., Attn: Syndicate Department, 366 Madison Avenue, 8th Floor, New York, New York 10017.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Cody Slach

Gateway Group

(949) 574-3860

Company Contact:

Tse Meng Ng

Chairman and CEO

guo.lu@ruifengwealth.com